Exhibit 99.1

Saga Communications, Inc.

Reports 4th Quarter and Year-End 2025 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – March 12, 2026 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today reported that net revenue decreased 9.3% to $26.5 million for the quarter ended December 31, 2025 compared to $29.2 million for the same period last year.   Digital revenue increased 25.8% to $4.3 million for the quarter ended December 31, 2025 compared to $3.5 million for the same period last year.  Station operating expense decreased 1.9% for the quarter to $22.9 million compared to the same period last year.  For the quarter, we had an operating loss of $9.5 million compared to operating income of $1.0 million for the same quarter last year and station operating income (a non-GAAP financial measure) decreased 38.7% to $3.6 million for the quarter ended December 31, 2025.  Capital expenditures were $400 thousand for the quarter compared to $600 thousand for the same period last year.  We had a net loss of $6.9 million for the quarter compared to net income of $1.3 million for the fourth quarter last year primarily as the result of an impairment charge disclosed below.  Diluted loss per share was $1.07 in the fourth quarter of 2025 compared to income per share of $0.20 for the same period last year.

For the quarter, the Company recorded an impairment charge of $20.4 million based on an evaluation of goodwill and FCC license values.  Without the impairment charge, operating income would have been $10.9 million for the quarter and net income would have been $8.2 million or $1.27 per share.   The impairment was driven by lower than expected revenue growth seen in the fourth quarter of 2025 in our radio advertising and the industry as a whole which resulted in less than favorable market projections used in our annual impairment calculations performed in the fourth quarter.  Following the impairment charge, no goodwill remains.

Net revenue decreased 5.1% to $107.1 million for the twelve-month period ended December 31, 2025 compared to $112.9 million for the same period last year.   Digital revenue increased 19.1% to $16.9 million for the twelve-month period ended December 31, 2025 compared to $14.2 million for the same period last year.  Station operating expense remained flat for the twelve-month period at $91.8 million compared to the same period last year.  For the twelve-month period, we had an operating loss of $11.0 million compared to operating income of $2.4 million for the same period last year and station operating income (a non-GAAP financial measure) decreased 27.3% to $15.3 million.  Capital expenditures for the twelve months were $3.0 million compared to $3.8 million for the same period last year.  We had a net loss of $7.9 million for the twelve-month period ended December 31, 2025, compared to net income of $3.5 million for the same period last year primarily as the result of the impairment charge and the previously disclosed retroactive industry wide settlement with two music licensing organizations.  Diluted loss per share was $1.22 for the twelve-months ended December 31, 2025 compared to income per share of $0.55 per share for the same period last year.

For the year ended December 31, 2025, the Company recorded an impairment charge of $20.4 million as reported above. Without the impairment charge, operating income would have been $9.4 million for the year and net income would have been $7.2 million or $1.11 per share.

For the year ended December 31, 2025, the Company recorded approximately $2.2 million in operating expenses that was the result of a settlement with two music licensing organizations (ASCAP and BMI) as a part of a retroactive industry wide rate adjustment from January 1, 2022 to December 31, 2025.  Station operating expense would have decreased 2.0% for the year without this settlement.  The impact to the quarter ended December 31, 2025 was approximately $135 thousand. Station operating income (a non-GAAP financial measure) would have been $3.7 million for the quarter and $17.6 million for the year ended December 31, 2025.

The Company had $254 thousand and $650 thousand in gross political revenue for the quarter and year ended December 31, 2025, respectively, compared to $2.0 million and $3.3 million, respectively, for the same periods last year, as is typical in non-election years.  Excluding political revenue, gross revenue decreased 4.7% for the quarter and 3.6% for the year.

The Company closed on the sale of telecommunications towers and related property on October 17, 2025, recognizing a gain of $11.6 million. The total proceeds including both cash and non-cash was $15.1 million.  The non-cash proceeds are the recognized value of the long-term, nominal cost leases we entered into as a part of the transaction as we continue to operate at each of the sites we sold. The net cash proceeds from the sale after expenses was $9.8 million. This does not include the approximately $400 thousand being held in an escrow account pending finalizing the landlord’s consent to the transfer of one final tower. We anticipate this transfer will take place in the second quarter of 2026.  This transaction allowed the Company to monetize 24 owned towers that were not reaching the full potential of tower space leased to external tower space users.  Additionally, the towers were monetized at a significantly higher valuation than was being recognized in the Company’s overall market valuation.

The Company paid a quarterly dividend of $0.25 per share on December 12, 2025.  The aggregate value of the quarterly dividend was approximately $1.6 million.  The Company declared a quarterly dividend of $0.25 per share on February 12, 2026 with a record date of February 26, 2026 and a payable date of March 20, 2026. With the most recent declared dividend, Saga will have paid over $143 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company also repurchased 219,326 shares of its Class A Common Stock for $2.5 million during the year ended December 31, 2025.

The Company intends to pay regular quarterly cash dividends in the future. Consistent with its strategic objective of maintaining a strong balance sheet and with returning value to our shareholders, the Board of Directors will also continue to consider declaring special cash dividends, variable dividends and stock buybacks in the future.

The Company’s balance sheet reflects $31.8 million in cash and short-term investments as of December 31, 2025 and $31.5 million as of March 9, 2026.  The Company expects to spend approximately $3.5 million to $4.5 million for capital expenditures during 2026.

Saga’s 2025 Fourth Quarter and Year-End conference call will be held on Thursday, March 12, 2026 at 11:00 a.m. Eastern Time. The dial-in number for the call is (973) 528-0008.  Enter conference code 809825.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 10:00 a.m. on March 12, 2026 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  The attached Selected Supplemental Financial Data tables disclose the Company’s reconciliation of non-GAAP measures: GAAP operating income (loss) to station operating income and GAAP net income (loss) to trailing twelve-month consolidated EBITDA as well as other financial data.   Such non-GAAP measures include same station financial information, pro forma financial information, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position.  Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a media company whose business provides radio, digital, e-commerce, on-line news and non-traditional revenue initiatives. We provide services to national, regional and local advertisers to help them meet their growing advertising needs. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Twelve Months Ended

December 31, 2025 and 2024

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Operating Results
Net operating revenue	$26,505	$29,215	$107,112	$112,919
Station operating expense	22,918	23,362	91,781	91,835
Corporate general and administrative	3,261	3,411	12,322	12,398
Depreciation and amortization	1,278	1,436	5,178	5,283
Other operating (income) expense, net	(11,820)	22	(11,522)	1,048
Impairment of goodwill	19,229	—	19,229	—
Impairment of intangible assets	1,168	—	1,168	—
Operating (loss) income	(9,529)	984	(11,044)	2,355
Interest expense	112	113	434	348
Interest income	(256)	(238)	(904)	(1,047)
Other income	—	(305)	(105)	(1,516)
(Loss) income before income tax expense	(9,385)	1,414	(10,469)	4,570
Income tax (benefit) expense
Current	1,390	510	1,520	1,225
Deferred	(3,855)	(365)	(4,090)	(115)
	(2,465)	145	(2,570)	1,110
Net (loss) income	$(6,920)	$1,269	$(7,899)	$3,460

(Loss) income per share:
Basic	$(1.07)	$0.20	$(1.22)	$0.55
Diluted	$(1.07)	$0.20	$(1.22)	$0.55

Weighted average common shares	6,139	6,089	6,152	6,075
Weighted average common and common equivalent shares	6,139	6,089	6,152	6,075

	December 31,
	2025	2024
Balance Sheet Data
Working capital	$33,010	$30,528
Net fixed assets	$46,413	$51,907
Net intangible assets and other assets	$105,741	$122,732
Total assets	$201,322	$221,725
Long-term debt	$5,000	$5,000
Stockholders' equity	$151,480	$165,922

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Twelve Months Ended

December 31, 2025 and 2024

(amounts in 000’s except per share data)

(Unaudited)

	Years Ended December 31,
	2025	2024

	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(7,899)	$3,460
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,178	5,283
Deferred income tax (benefit) expense	(4,090)	(115)
Impairment of goodwill	19,229	—
Impairment of intangible assets	1,168	—
Amortization of deferred costs	45	36
Compensation expense related to restricted stock awards	2,132	1,950
Provision for credit losses	681	983
(Gain) Loss on sale of assets, net	(11,522)	1,048
(Gain) on insurance claims	(105)	(383)
Other (gain), net	—	(1,133)
Barter (revenue) expense, net	(93)	89
Deferred and other compensation	(175)	(230)
Changes in operating lease assets and liabilities (net)	11	(22)
Changes in assets and liabilities, net of acquisition of AR:
(Increase) decrease in current assets	823	1,204
(Decrease) increase in accounts payable, accrued expenses, and other liabilities	81	1,602
Total adjustments	13,363	10,312
Net cash provided by operating activities	5,464	13,772
Cash flows from investing activities:
Purchase of short-term investments	(18,245)	(19,660)
Redemption of short-term investments	18,245	20,728
Acquisition of property and equipment (Capital Expenditures)	(3,041)	(3,767)
Acquisition of broadcast properties	—	(5,711)
Proceeds from sale and disposal of assets	10,085	203
Proceeds from insurance claims, redemption of investments and other	105	1,526
Other investing activities	—	(3)
Net cash provided by (used in) investing activities	7,149	(6,684)
Cash flows from financing activities:
Proceeds from long-term debt	—	5,000
Cash dividends paid	(6,433)	(22,520)
Purchase of treasury shares	(2,534)	(290)
Net cash used in financing activities	(8,967)	(17,810)
Net increase (decrease) in cash and cash equivalents	3,646	(10,722)
Cash and cash equivalents, beginning of period	18,860	29,582
Cash and cash equivalents, end of period	$22,506	$18,860

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three and Twelve Months Ended

December 31, 2025 and 2024

(amounts in 000’s)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025		2024
Reconciliation of GAAP operating (loss) income to station operating income (a non-GAAP financial measure)
Operating (loss) income	$(9,529)	$984	$(11,044)		$2,355
Plus:
Corporate general and administrative	3,261	3,411	12,322		12,398
Other operating (income) expense, net	(11,820)	22	(11,522)		1,048
Impairment of goodwill	19,229	—	19,229		—
Impairment of intangible assets	1,168	—	1,168		—
Depreciation and amortization	1,278	1,436	5,178		5,283
Station operating income	$3,587	$5,853	$15,331		$21,084

Other financial data
Depreciation and amortization:
Radio Stations	$1,210	$1,380	$4,980		$5,070
Corporate	$68	$56	$198		$213
Compensation expense related to restricted stock awards	$484	$503	$2,132	(1)	$1,950	(1)
Other operating (income) expense, net (2)	$(11,820)	$22	$(11,522)		$1,048
Other income, net (2)	$-	$(305)	$(105)		$(1,516)
Deferred income tax (benefit) expense (2)	$(3,855)	$(365)	$(4,090)		$(115)
Other income, net	$(11,820)	$22	$(11,522)		$1,048
Impairment of goodwill (2)	$19,229	$—	$19,229		$—
Impairment of intangible assets (2)	$1,168	$—	$1,168		$—
Non-cash rent expense	$54	$—	$54		$—
Acquisition of property and equipment (Capital Expenditures)	$441	$568	$3,041	(1)	$3,767	(1)

(1)	As presented in the Statement of Cash Flows in the Selected Consolidated Financial Data tables
(2)	As presented in the Operating Results in the Selected Consolidated Financial Data tables

Saga Communications, Inc.

Selected Supplemental Financial Data

December 31, 2025

(amounts in 000's)

(Unaudited)

		Adjusted (2)
	12 Months Ended	12 Months Ended
	December 31,	December 31,
	2025	2024
Reconciliation of GAAP Net Income (Loss) to trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (a non-GAAP financial measure) (1)
Net income (loss)	$(7,899)	$3,382
Exclusions:
Gain (loss) on sale of assets, net	11,522	(1,048)
Impairment of goodwill	(19,229)	—
Impairment of intangible assets	(1,168)	—
Other income, net	1,088	2,474
Total exclusions	(7,787)	1,426
Consolidated adjusted net income (loss) (1)	(112)	1,956
Plus:
Interest expense	420	479
Income tax (benefit) expense	(2,570)	1,081
Non-cash lease charges	54	—
Depreciation & amortization expense	5,178	5,512
Non-cash compensation	2,132	1,950
Trailing twelve month consolidated EBITDA (1)	$5,102	$10,978

Total long-term debt, including current maturities	$5,000	$5,000
Divided by trailing twelve month consolidated EBITDA (1)	5,102	10,978
Leverage ratio	0.98	0.46

(1)	As defined in the Company's credit facility.
(2)	Twelve month adjusted for proforma acquisitions.